EXHIBIT- 99.1

                                             December 15, 1999

    SIGCORP'S MERGER PARTNER INDIANA ENERGY, INC., ANNOUNCES
      AGREEMENT TO ACQUIRE DAYTON AREA NATURAL GAS BUSINESS


Andrew E. Goebel, President and Chief Operating Officer of SIGCORP, reported today that SIGCORP's upcoming merger with Indiana Energy, Inc. (IEI) is already starting to provide significant benefits to shareholders, customers, employees and the community.

SIGCORP's merger partner, Indiana Energy, Inc. announced today an agreement to acquire the gas distribution business of DPL Inc. for $425 million in cash. The DPL gas acquisition, although announced by Indiana Energy and DPL, will actually take place as a Vectren transaction because the Vectren Corporation merger will be effective prior to the acquisition of the DPL gas distribution business. The merger of SIGCORP and Indiana Energy is expected to close the first calendar quarter of 2000 forming a new holding company Vectren Corporation to be headquartered in Evansville, Indiana.

With the acquisition of DPL's natural gas distribution business added to Indiana Energy and SIGCORP, Vectren Corporation will have total assets of $2.2 billion and revenues of $1.2 billion. The acquisition of DPL assets will be accounted for as a purchase and is anticipated to be slightly accretive to earnings in the first full year after closing, excluding one-time charges related to the transaction.

Goebel stated, "This truly is an exciting announcement for SIGCORP's stakeholders, including the City of Evansville, where the Vectren headquarters will be located. Our "merger of equals" with Indiana Energy doubles the size of SIGCORP in financial terms and grows the utility customer count to about 661,000 utility customers. The DPL transaction evidences our conviction that the IEI / SIGCORP merger provides us greater ability to undertake our similar growth strategies. With the acquisition of DPL's natural gas distribution business, the total utility customer count will be nearly 1,000,000 and the geographic area served will expand into the robust west central Ohio marketplace. DPL's natural gas distribution business will operate under the Vectren brand and will continue to be based in Dayton, Ohio.

Ronald G. Reherman Chairman and CEO of SIGCORP, stated, "SIGCORP's senior management worked closely with Indiana Energy in evaluating and negotiating the DPL gas business transaction. Our board of directors enthusiastically endorsed the acquisition. Like our pending merger with IEI to form Vectren, the acquisition of DPL's gas business is a deal that simply makes good sense. It capitalizes on strong core competencies that Indiana Gas and SIGECO both have on the regulated side of the business and will allow us to capitalize on prospects in the non-regulated business in the areas of customer contacts, gas supply and utility services."

In a separate release issued today, Niel Ellerbrook, President and CEO of IEI, who will be Chairman and CEO of Vectren Corporation, noted that, "DPL's gas operations, together with our announced merger with SIGCORP, will enable our combined company, Vectren Corporation, to provide energy-related products and services to nearly one million customers in the Midwest. By spreading our fixed costs over a greater number of customers we will improve our competitive position and continue to move toward our goal of becoming the leading regional provider of energy products and services. I believe the steps we are taking will enable us to embrace the challenges of our changing industry and to seize the opportunities those changes create."

The acquisition is conditioned upon, among other things, the approval of the Public Service Commission of Ohio, the Securities and Exchange Commission under the Public Holding Company Act, and other regulatory approvals. Approval by IEI or DPL shareholders is not required. While no assurance about regulatory proceedings can be provided, the companies hope that they can be completed prior to the third quarter of 2000.

SIGCORP, Inc. is an investor-owned energy and telecommunications company that provides electric and gas service to Southwest Indiana and energy-related and telecommunications products and services to customers throughout the greater Midwest and elsewhere. SIGCORP companies operate in four business segments:
Utility Group, Energy Services Group, Telecommunications Group and Complimentary Ventures Group. SIGECO, SIGCORP's principal subsidiary, provides electric and gas services to about 153,000 customers in Southwestern Indiana. Information about SIGCORP, Inc. is located on the World Wide Web at http://sigcorpinc.com.

Indiana Energy, Inc. is the holding company of Indiana Gas Company, Inc., IEI Services, LLC and IEI Investments, Inc. Indiana Gas provides natural gas distribution to about 508,000 customers in central Indiana. Information about Indiana Energy, Inc. is located on the World Wide Web at http://www.indiana-energy.com.
------------------------------

DPL Inc. is a diversified energy company supplying electric and gas energy services to 500,000 electric customers and
approximately 305,000 gas customers in the Midwest through its subsidiary, The Dayton Power and Light Company.  Information about DPL is located on the World Wide Web at
http://www.dplinc.com.
---------------------

                               Selected Data

                 SIGCORP    IEI         Vectren     DPL Gas     Total
Utility
Customers        153,000    508,000     661,000     305,000       966,000

Gas Through-
put (in BCF)      30.500    118.065     148.565      55.275       203.840

Total Revenue
($000's)       $ 558,742   $420,463   $ 979,205   $ 215,008   $ 1,194,213

Miles of Gas
Pipeline           2,901     10,978      13,879       4,979        18,858

Full Times
Employees           1047        861        1908<F1>     199          2107

<F1>Does not reflect merger related synergies.

   This press release contains certain statements about future business operations, financial performance and other issues which are forward looking. Actual results could differ materially from those that have been projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that has been provided will be readily available on the forms 8K to be filed by Indiana Energy, Inc. and DPL with the SEC.

Note to Editors: Today's news release, along with other news about SIGCORP, Indiana Energy and DPL, is available on the Internet at http://www.sigcorpinc.com, http://www.indiana-energy.com and http:www.dplinc.com.

================================================================

                         Media Contacts:
                         Mary Beth Reese
                  Manager of Public Information
                         (812) 464-4524


                  Investor Relations Contacts:
                            Tim Burke
                     Secretary and Treasurer
                         (812) 465-4136